UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                  Commission File No.: 333-98651
                                                      CUSIP Number:_____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  Form 10-K    Form 20-F   Form 11-K   |X| Form 10-QSB   Form N-SAR
              Form N-CSR

      For Period Ended: September 30, 2005

         [_]   Transition Report on Form 10-K
         [_]   Transition Report on Form 20-F
         [_]   Transition Report on Form 11-K
         [_]   Transition Report on Form 10-Q
         [_]   Transition Report on Form N-SAR

      For the Transition Period Ended:__________________________________________

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   Read Instruction (on back page) Before Preparing Form. Please Print or Type
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Capital Benefits, LLC
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Former Name if Applicable

AmeriFirst Fund I, LLC
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Address of Principal Executive Office (Street and Number)

2015-A Osborne Road
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City, State and Zip Code

St. Marys, Georgia 31558
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

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    | (b)   The  subject annual report, semi-annual report, transition report on
    |       Form 10-K,  Form |X| 20-F,  Form 11-K,  Form N-SAR or Form N-CSR, or
    |       portion thereof,  will be filed on or  before the fifteenth calendar
|X| |       day  following  the prescribed due date;  or the  subject  quarterly
    |       report or transition  report  on  Form 10-Q  or subject distribution
    |       report on Form 10-D,  or portion thereof, will be filed on or before
    |       the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant will be delayed in filing its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 as a result of a change in controller.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

John W. Wilson                 (912)                      882-8851
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(Name)                      (Area Code)               (Telephone Number)

(2)   Have all other  periodic  reports  required  under Section 13 or
      15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of
      the  Investment  Company  Act of 1940  during the  preceding  12 months  or for  such  shorter  period  that the  registrant  was required to file such  report(s)  been  filed?  If answer is no,
      identify report(s).                                        |X| Yes      No

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(3)   Is it  anticipated  that any  significant  change in  results of operations  from the  corresponding  period for the last  fiscal year will be reflected by the earnings statements to be included
      in the subject report or portion thereof?                      Yes  |X| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

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

                              Capital Benefits, LLC
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   November 14, 2005                     By: /s/ John W. Wilson
       -----------------                         -------------------------------
                                             John W. Wilson, Controller of
                                             AmeriFirst Financial Services, Inc.

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


----------------------------------  ATTENTION  ---------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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